Exhibit 99.1

Sabre Corporation Reports First Quarter 2014 Results

•	Solid Revenue Growth Across Core Businesses

•	Passengers Boarded Increase 9.4% in Airline and Hospitality Solutions

•	Bookings Increase 4.4% in Travel Network

SOUTHLAKE, TX – May 15, 2014 – Sabre Corporation (NASDAQ: SABR) today announced financial results for the quarter ended March 31, 2014.

“Global travel industry growth was very healthy in the first quarter with our airline and hotel customers experiencing solid demand. Against this backdrop, Sabre’s portfolio of software and technology solutions, which are the broadest and deepest in the industry, continued to deliver value across the travel ecosystem,” said Tom Klein, Sabre CEO and President. “Our relentless focus on delivering value and innovation to our customers delivered first quarter performance ahead of our plan. Looking ahead, we expect to meet or exceed our guidance for 2014 and are positioned well to grow our businesses in the years to come.”

Q1 2014 Financial Summary

Sabre reported Airline and Hospitality Solutions revenues that increased 8.8% to $177 million from $162 million in the first quarter of 2013. Travel Network revenues also increased, rising 3.5% to $492 million from $475 million for the same period of 2013. Sabre, excluding Travelocity, revenues increased 7.2% from the first quarter of 2013.

Sabre reported total consolidated revenues of $755 million for the quarter ended March 31, 2014, compared to $759 million for the first quarter of 2013. On an adjusted basis, which excludes the amortization of incentive payments paid under the Expedia strategic marketing agreement (Expedia SMA) related to the restructuring of Travelocity, Sabre reported consolidated adjusted revenues of $757 million for the quarter ended March 31, 2014, compared to $759 million for the first quarter of 2013.

Travelocity revenues declined as planned due to the 2013 business model change at Travelocity North America (described below), which is expected to result in a more stable and profitable Travelocity business going forward. Results also were impacted, and revenues reduced, by the sale during the quarter of the Travelocity Partner Network (TPN) business. These changes resulted in Travelocity revenues that totaled $94 million, compared to $143 million in the first quarter of 2013. On an adjusted basis, Travelocity revenues totaled $96 million, a 32.7% decline from the $143 million in the year ago period.

Consolidated net loss attributable to Sabre Corporation for the first quarter of 2014 totaled $2.8 million, compared to a net loss of $15.8 million in the year ago period.

Financial Highlights (in thousands):	Q1 2014		Q1 2013		% Change
Total Company Excluding Travelocity:
Revenue	$661,183		$616,573		7.2
Operating Income	$95,350		$93,641		1.8
Adjusted EBITDA*	$208,912		$201,448		3.7
Total Company Including Travelocity:
Revenue	$755,410		$759,344		(0.5)
Net Loss Attributable to Sabre Corp.	($2,843)		($15,764)		N/A
Adjusted Revenue*	$757,285		$759,344		(0.3)
Adjusted EBITDA*	$183,717		$192,503		(4.6)
Cash Flow from Operations	$72,198		$92,383		(21.8)
Capital Expenditures	$51,639		$52,701		(2.0)
Adjusted Capital Expenditures*	$59,292		$74,730		(20.7)
Free Cash Flow*	$20,559		$39,682		(48.2)
Adjusted Free Cash Flow*	$67,953		$49,051		38.5
Net Debt (total debt, less cash)	$3,443,016		$3,313,458
Net Debt / LTM Adjusted EBITDA	4.4	x	4.2	x
Proforma Net Debt**	$2,827,016
Proforma Net Debt /LTM Adjusted EBITDA**	3.6	x
Airline and Hospitality Solutions:
Revenue	$176,717		$162,448		8.8
Passengers Boarded	117,616		107,525		9.4
Operating Income	$26,462		$22,655		16.8
Adjusted EBITDA*	$53,460		$40,870		30.8
Travel Network:
Revenue	$491,726		$475,305		3.5
Air Bookings	89,045		85,246		4.5
Non-air Bookings	13,569		13,047		4.0
Total Bookings	102,614		98,293		4.4
Bookings Share	35.4%		35.3%
Operating Income	$184,517		$184,899		(0.2)
Adjusted EBITDA*	$214,843		$210,303		2.2
Travelocity:
Revenue	$94,227		$142,771		(34.0)
Operating Income	($28,563)		($15,913)		79.4
Adjusted Revenue	$96,102		$142,771		(32.7)
Adjusted EBITDA*	($25,196)		($8,945)		181.7

*	indicates non-GAAP financial measure; see descriptions and reconciliations below
**	see “Initial Public Offering” below

Sabre Airline and Hospitality Solutions and Travel Network Adjusted EBITDA increased 30.8% and 2.2%, respectively, while Travelocity Adjusted EBITDA declined as expected due to the timing of the transition to the new business model in the North American Travelocity business. Total Company Adjusted EBITDA for the three months ended March 31, 2014 was $184 million, a 4.6% decline from $193 million in the prior year period. Excluding Travelocity, first quarter 2014 total Adjusted EBITDA increased 3.7 % to $209 million from $201 million in the year ago quarter.

For the first quarter of 2014, Sabre reported a loss per share from continuing operations of $0.06 per share. On an adjusted basis (Adjusted Net Income from continuing operations per share), Sabre reported first quarter 2014 diluted earnings of $0.18 per share.

Cash Flow from Operations was $72 million for the first quarter of 2014, compared to $92 million in the first quarter of 2013. Adjusted Capital Expenditures, which includes capitalized implementation costs, totaled $59 million for the first quarter of 2014, compared to $75 million in the year ago period. Adjusted Free Cash flow, which adjusts for the decline in working capital and restructuring costs related to the change in the Travelocity business model and dispositions as well as litigation and other costs (see reconciliation below), totaled $68 million in the first quarter of 2014, a 38.5% increase from $49 million of Adjusted Free Cash Flow in the first quarter of 2013.

Sabre Airline and Hospitality Solutions

Sabre Airline and Hospitality Solutions leverage SaaS and hosted technologies to enable airlines and hoteliers to increase revenues, reduce costs, and provide better travel experiences for their customers. The business segment primarily drives revenues through flat-fees tied to usage events, such as passengers boarded and hotel rooms booked.

Strong growth across its customer base and the anniversary of customer implementations completed during the first quarter of 2013 led to an 8.8% increase in revenues in the first quarter of 2014. This revenue growth was driven in part by an increase in passengers boarded through the SabreSonic® airline reservation system. Total passengers boarded were 118 million, a 9.4% increase from 108 million in the first quarter of 2013. Revenues for the quarter also were bolstered by continued growth in Airline Solutions Commercial and Operations Solutions revenue and strong growth in Hospitality Solutions’ SynXis Central Reservations System transactions and Internet Marketing Services.

Strong revenue growth and operating leverage across its SaaS and hosted solutions resulted in a 30.8% increase in Airline and Hospitality Solutions Adjusted EBITDA to $53 million for the first quarter of 2014 versus $41 million for the prior year period.

Airline and Hospitality Solutions recently signed several significant new agreements. A few examples include:

•	The combined American Airlines and US Airways, the world’s largest airline, and airberlin, a leading carrier in Europe, both signed agreements to implement the SabreSonic® airline reservation system. When completed, we expect these implementations will result in more than 220 million passengers boarded annually;

•	Vietnam Airlines, AirMalta, Cambodia Angkor Air, and WestJet were among those that renewed or expanded their agreements for Sabre Airline Solutions AirCentre, AirVision, or SabreSonic reservations software solutions;

•	HNA Hotels & Resorts in China signed an agreement with Sabre Hospitality to become an important part of the hospitality company’s technology and connectivity strategy; and

•	Vimana Franchise Systems, franchisor of the Centerstone Hotel and Key West Inn brands, announced the selection of Sabre Hospitality Solutions SynXis Central Reservations System, continuing the strong momentum in the Hospitality sector.

Sabre Travel Network

Sabre Travel Network is one of the world’s largest travel marketplaces, transacting more than $100 billion of 2013 travel services with leading solutions for travel agents and travel suppliers. The business primarily recognizes revenue on a transaction-fee basis for travel booked through the Sabre Travel Network.

For the first quarter, Travel Network revenue increased $16 million, or 3.5%, to $492 million, primarily as a result of 4.4% increase in direct billable bookings to 103 million in the quarter, driven by strong mid-teens growth in Europe, the Middle East and Africa (EMEA) bookings and the favorable timing of the Easter holiday as compared to prior period last year. Despite challenging weather, North American bookings grew low-single digits. South and Central American bookings increased mid-single digits, despite a material slowdown in Venezuela due to that country’s current political and economic turmoil. Asia Pacific (APAC) bookings under the Company’s Abacus joint venture, which are processed through the Sabre Travel Network, increased high-single digits.

Solid bookings and revenue growth resulted in Travel Network first quarter Adjusted EBITDA of $215 million, an increase of 2.2% from $210 million for the first quarter of 2013.

Sabre’s product leadership continued to expand versus core competitors:

Sabre Red is the premier agency desktop in the industry. In the first quarter, Sabre launched a mobile version to wide acclaim. The Sabre Red App Centre, which allows Sabre, customers, and third party developers to expand Sabre Red functionality with value-added apps, continued to add new additions to the app store and increased agency downloads. New apps from partners like Trip Advisor (Seat Guru) and Evature Technologies (Red Eva Free text travel search) bring unique capabilities into a Sabre agents work flow.

TripCase, Sabre’s leading consumer mobile itinerary management app, ramped to a pace that is expected to result in the app being used to manage well over 20 million trips this calendar year. The number of trips managed is the most important metric for success in this category of mobile travel apps. TripCase is expected to manage more trips than any other product in this space.

Through Sabre, airlines are able to market and sell their products the way they choose, generating new revenues and new choices for travelers. Sabre is helping airlines sell seats, bags, in-flight entertainment, and lounge access, among other types of ancillaries. In addition, Sabre helps airlines sell their branded fares, which supports an airline’s ability to upsell during the shopping and booking process. Thus far in 2014, Sabre Travel Network has added 7 airlines to its list of customers using Sabre’s airline merchandising capabilities, bringing the total to over 20 airlines.

Bolstering its efforts to increase share in EMEA, Travel Network recently opened its first office in Turkey to provide Turkish travel agencies with its leading Sabre Red agency solutions and connectivity to Sabre’s industry-leading Travel Network content. Turkey is the eleventh new market Sabre Travel Network has entered in EMEA in the past 18 months. Sabre’s agency product is significantly differentiated from competitor products and management expects to continue to win new business with a product-led approach.

Travelocity

The Travelocity business segment includes travelocity.com, the #1 customer satisfaction leader in JD Powers most recent survey, and lastminute.com, one of Europe’s strongest travel brands. In August 2013, Sabre entered into a strategic marketing agreement with Expedia that transformed the Travelocity North America business. Under the agreement, the U.S. and Canadian Travelocity websites are being powered by the leading Expedia technology platform, content and customer service. Sabre maintains responsibility for marketing its world-class Travelocity brand. Under the terms of the agreement, Expedia pays Sabre a performance-based marketing fee that varies based on the amount of travel booked through Travelocity-branded websites powered by Expedia, which essentially eliminates Travelocity North America costs associated with technology platform, content acquisition and customer service. The expected net result, once fully implemented, will be lower revenues at Travelocity, but significantly increased profitability.

With the new agreement in place and the migration moving ahead as planned, first quarter 2014 Travelocity Adjusted Revenue declined 32.7% to $96 million compared to $143 million in the first quarter of 2013. Costs declined through the quarter, but the timing of the transition led to a decline in segment Adjusted EBITDA to a loss of $25 million, compared to a loss of $9 million in the year ago period. Although it is early in the implementation, the transition to the Expedia platform is meeting expectations and driving a meaningful improvement compared to the legacy platform. With the anticipated significant reduction in costs, the Company expects stronger financial performance and profitability going forward.

Initial Public Offering

On April 17, 2014, Sabre successfully completed an initial public offering (IPO) of 39,200,000 primary shares of common stock. In addition, the underwriters exercised their option to purchase 5,880,000 additional shares, which closed on April 25, 2014. Sabre shares trade on the NASDAQ Stock Market under the symbol SABR. The net proceeds from the offering were used to reduce outstanding debt, including a $320 million reduction in 2019 8.5% bonds, and a $296 million reduction in Term Loan C borrowings. Proforma for the debt reduction from the IPO proceeds, March 31, 2014 total net debt was $2.8 billion, and the Company’s net debt to LTM Adjusted EBITDA ratio was to 3.6x.

In conjunction with the IPO, Sabre announced the adoption of a dividend policy with an initial targeted quarterly payout of $0.09 per share, or $0.36 per share on an annualized basis. The Company expects to pay its first dividend in the third quarter of 2014 in respect of the second quarter of 2014.

New Product Launches

Sabre recently launched three software and data analytics solutions – Customer Experience Manager, Guest Connect Upsell and TripCase Corporate – to help customers design and offer a more personalized shopping and travel experience for travelers.

Customer Experience Manager is a data-rich software solution to help airlines leverage traveler insights to deliver a highly personalized experience. With Customer Experience Manager, airlines can automate many manual customer service functions and stimulate revenue – all while significantly enhancing the customer experience.

Guest Connect Upsell is a new hotel booking capability that allows guests to upgrade to a higher room class instantly after their booking is confirmed via targeted offers based on the guest’s unique preferences. Guest Connect Upsell enables hoteliers to generate incremental revenue by precisely targeting enhanced services and options that are aligned specifically to a guest’s individual preferences.

TripCase Corporate is the business travel version of Sabre’s popular TripCase consumer mobile app, which was used to manage more than 11 million trips in 2013, a number which is expected to increase to more than 20 million trips in 2014. With TripCase Corporate, travelers can make travel bookings and reservations from their smartphone and identify which trips are for business reasons. This enables our customers to better track travel spend, safety and security. General Electric and Hogg Robinson Group are among the first users of TripCase Corporate.

Business Outlook and Financial Guidance

The following forward-looking statements, as well as those made above, reflect expectations as of May 15, 2014. Sabre assumes no obligation to update these statements. Results may be materially different and are affected by many factors detailed in this release and in Sabre’s IPO prospectus and quarterly SEC filings.

Looking ahead, the Company expects the following:

Full Year 2014 Guidance ($ millions, except EPS)	Sabre Excluding Travelocity	Travelocity	Sabre
Revenue	$2,575 - $2,595	$410 - $420	$2,985 - $3,015
Adjusted EBITDA	$828 - $838	$15 - $20	$843 - $858
Adjusted Net Income			$215 - $230
Adjusted Diluted EPS			$0.86 - $0.92
(Adjusted Net Income from continuing operations per share; based on FY fully diluted shares outstanding of 250M)

Conference Call

The Company will conduct its first quarter 2014 investor conference call today at 9:00 a.m. Eastern Time. The live webcast, including accompanying slide presentation, can be accessed via Sabre’s Investor Relations website at investors.sabre.com. A recording of the call will be archived for replay following the conference call.

About the Company

Sabre® is the leading technology provider to the global travel and tourism industry. Sabre’s software, data, mobile and distribution solutions are used by hundreds of airlines and thousands of hotels to manage vital operations, such as passenger and guest reservations, revenue management, and flight, network and crew management. Sabre also operates the world’s leading travel marketplace, processing more than $100 billion of annual travel spend. Headquartered in Southlake, Texas, USA, Sabre operates in approximately 60 countries around the world.

Website Information

We routinely post important information for investors on our website, www.sabre.com in the Investor Relations section. We intend to use this website as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD. Accordingly, investors should monitor the Investor Relations section of our website, in addition to following our press releases, SEC filings, public conference calls, presentations and webcasts. The information contained on, or that may be accessed through, our website is not incorporated by reference into, and is not a part of, this document.

Note on Non-GAAP Financial Measures

This press release includes unaudited non-GAAP financial measures, including Adjusted Revenue, Adjusted Net Income, Adjusted EBITDA, Adjusted Capital Expenditures, Free Cash Flow, Adjusted Free Cash Flow and the ratios based on these financial measures. We present non-GAAP measures when our management believes that the additional information provides useful information about our operating performance. Non-GAAP financial measures do not have any standardized meaning and are therefore unlikely to be comparable to similar measures presented by other companies. The presentation of non-GAAP financial measures is not intended to be a substitute for, and should not be considered in isolation from, the financial measures reported in accordance with GAAP. See “Non-GAAP Financial Measures” below for an explanation of the non-GAAP measures and “Tabular Reconciliations for non-GAAP Measures” below for a reconciliation of the non-GAAP financial measures to the comparable GAAP measures.

Forward-looking statements

Certain statements herein are forward-looking statements about trends, future events, uncertainties and our plans and expectations of what may happen in the future. Any statements that are not historical or current facts are forward-looking statements. In many cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expect,” “intend,” “plan,” “goal,” “anticipate,” “believe,” “estimate,” “potential” or the negative of these terms or other comparable terminology. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause Sabre’s actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. Certain of these risks and uncertainties are described in the “Risk Factors” and “Cautionary Note Regarding Forward-

Looking Statements” sections included in our prospectus filed with the SEC pursuant to Rule 424(b) under the Securities Act of 1933, as amended, on April 17, 2014. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future events, results, actions, levels of activity, performance or achievements. Readers are cautioned not to place undue reliance on these forward-looking statements. Unless required by law, Sabre undertakes no obligation to publicly update or revise any forward-looking statements to reflect circumstances or events after the date they are made.

Contacts:

Media	Investors
Nancy St. Pierre	Barry Sievert
682-605-3864	682-605-0214
nancy.stpierre@sabre.com	barry.sievert@sabre.com

SABRE CORPORATION

CONSOLIDATED STATEMENT OF OPERATIONS

(In thousands, except share amounts)

(Unaudited)

	Three Months Ended March 31,
	2014	2013
Revenue	$755,410	$759,344
Cost of revenue(1) (2)	489,745	481,787
Selling, general and administrative (2)	198,877	199,829

Operating income	66,788	77,728
Other income (expense):
Interest expense, net	(63,944)	(82,530)
Loss on extinguishment of debt	(2,980)	(12,181)
Joint venture equity income	2,441	2,746
Other, net	(887)	5,126

Total other expense, net	(65,370)	(86,839)

Income (loss) from continuing operations before income taxes	1,418	(9,111)
Provision (benefit) for income taxes	2,417	(4,948)

Loss from continuing operations	(999)	(4,163)
Loss from discontinued operations, net of tax	(1,098)	(11,017)

Net loss	(2,097)	(15,180)
Net income attributable to noncontrolling interests	746	584

Net loss attributable to Sabre Corporation	(2,843)	(15,764)
Preferred stock dividends	9,146	8,972

Net loss attributable to common shareholders	$(11,989)	$(24,736)

Basic and diluted loss per share:
Continuing operations	$(0.06)	$(0.08)
Discontinued operations	(0.01)	(0.06)
Basic and diluted loss per share attributable to common shareholders	(0.07)	(0.14)
Basic and diluted weighted average common shares outstanding	178,702	177,953

(1) Includes amortization of upfront incentive consideration	$11,047	$9,599
(2) Includes stock-based compensation as follows:
Cost of revenue	$1,506	$458
Selling, general and administrative	4,073	2,266

SABRE CORPORATION

CONSOLIDATED BALANCE SHEETS

(In thousands, except share amounts)

(Unaudited)

	March 31, 2014	December 31, 2013
Assets
Current assets
Cash and cash equivalents	$286,356	$308,236
Restricted cash	706	2,359
Accounts receivable, net	459,962	434,288
Prepaid expenses and other current assets	56,077	53,378
Current deferred income taxes	49,873	41,431
Other receivables, net	31,309	29,511
Assets of discontinued operations	17,660	13,624

Total current assets	901,943	882,827
Property and equipment, net of accumulated depreciation of $749,014 and $722,916	502,543	498,523
Investments in joint ventures	134,523	132,082
Goodwill	2,138,223	2,138,175
Trademarks and brandnames, net of accumulated amortization of $544,845 and $545,597	316,786	323,035
Other intangible assets, net of accumulated amortization of $919,783 and $889,904	281,644	311,523
Other assets, net	474,746	469,543

Total assets	$4,750,408	$4,755,708

Liabilities, temporary equity and stockholders’ deficit
Current liabilities
Accounts payable	$123,047	$111,386
Travel supplier liabilities and related deferred revenue	184,086	213,504
Accrued compensation and related benefits	81,097	117,689
Accrued subscriber incentives	166,287	142,767
Deferred revenues	156,067	136,380
Litigation settlement liability and related deferred revenue	60,038	38,920
Other accrued liabilities	289,313	267,867
Current portion of debt	88,790	86,117
Liabilities of discontinued operations	32,864	41,788

Total current liabilities	1,181,589	1,156,418

Deferred income taxes	12,310	10,253
Other noncurrent liabilities	247,758	263,182
Long-term debt	3,621,680	3,643,548
Commitments and contingencies (Note 13)
Temporary equity
Series A Redeemable Preferred Stock: $0.01 par value; 225,000,000 authorized shares; 87,229,703 shares issued; 87,103,210 and 87,184,179 outstanding at March 31, 2014 and December 31, 2013, respectively	643,262	634,843
Stockholders’ deficit
Common Stock: $0.01 par value; 450,000,000 authorized shares; 179,395,390 and 178,633,409 shares issued, 179,013,221 and 178,491,568 outstanding at March 31, 2014 and December 31, 2013, respectively	1,794	1,786
Additional paid-in capital	890,309	880,619
Treasury Stock, at cost, 382,169 shares at March 31, 2014	(4,377)	—
Retained deficit	(1,797,543)	(1,785,554)
Accumulated other comprehensive loss	(47,628)	(49,895)
Noncontrolling interest	1,254	508

Total stockholders’ deficit	(956,191)	(952,536)

Total liabilities, temporary equity and stockholders’ deficit	$4,750,408	$4,755,708

SABRE CORPORATION

CONSOLIDATED STATEMENT OF CASH FLOWS

(In thousands, except share amounts)

(Unaudited)

	Three Months Ended March 31,
	2014	2013
Operating Activities
Net loss	$(2,097)	$(15,180)
Adjustments to reconcile net loss to cash provided by operating activities:
Depreciation and amortization	85,394	79,379
Amortization of upfront incentive consideration	11,047	9,599
Litigation related (gains) charges, net	(519)	2,040
Stock-based compensation for employees	5,579	2,724
Allowance for doubtful accounts	1,664	2,713
Deferred income taxes	(5,641)	(15,312)
Joint venture equity income	(2,441)	(2,746)
Amortization of debt issuance costs	1,682	1,671
Third-party fees expensed in connection with the debt modification	3,290	14,003
Loss on extinguishment of debt	2,980	12,181
Other	7,779	1,518
Loss from discontinued operations	1,098	11,017
Changes in operating assets and liabilities:
Accounts and other receivables	(30,315)	(94,391)
Prepaid expenses and other current assets	(1,844)	1,016
Capitalized implementation costs	(7,653)	(22,029)
Upfront incentive consideration	(17,250)	(11,977)
Other assets	(7,826)	(6,333)
Accrued compensation and related benefits	(36,916)	(30,074)
Accounts payable and other accrued liabilities	64,187	152,564

Cash provided by operating activities	72,198	92,383
Investing Activities
Additions to property and equipment	(51,639)	(52,701)
Other investing activities	—	(179)

Cash used in investing activities	(51,639)	(52,880)
Financing Activities
Proceeds of borrowings from lenders	148,307	2,190,063
Payments on borrowings from lenders	(169,847)	(2,198,204)
Debt issuance costs	(3,290)	(16,365)
Proceeds from exercise of stock options	1,152	381
Decrease in restricted cash	1,653	473
Other financing activities	(6,577)	(2,415)

Cash used in financing activities	(28,602)	(26,067)
Cash Flows from Discontinued Operations
Net cash (used in) provided by operating activities	(14,057)	1,769
Net cash provided by investing activities	—	8,801

Net cash (used in) provided by discontinued operations	(14,057)	10,570
Effect of exchange rate changes on cash and cash equivalents	220	(468)
(Decrease) increase in cash and cash equivalents	(21,880)	23,538
Cash and cash equivalents at beginning of period	308,236	126,695

Cash and cash equivalents at end of period	$286,356	$150,233

Non-GAAP Financial Measures

We have included both financial measures compiled in accordance with GAAP and certain non-GAAP financial measures in this press release, including Adjusted Revenue, Adjusted Gross Margin, Adjusted Net Income, Adjusted EBITDA, Adjusted Capital Expenditures, Free Cash Flow, Adjusted Free Cash Flow and ratios based on these financial measures.

We define Adjusted Revenue as revenue adjusted for the amortization of Expedia SMA incentive payments, which are recorded as a reduction to revenue and are being amortized over the non-cancellable term of the Expedia SMA contract (see Note 3, Restructuring Charges, to our consolidated financial statements included in Part I, Item 1 of our Quarterly Report on Form 10-Q).

We define Adjusted Gross Margin as operating income (loss) adjusted for selling, general and administrative expenses, impairments, restructuring and other costs, litigation and taxes, including penalties, stock-based compensation, amortization of Expedia SMA incentive payments, amortization of upfront incentive consideration and depreciation and amortization. The definition of Adjusted Gross Margin has been revised in the current period to adjust for restructuring and other costs, litigation and taxes, including penalties and stock-based compensation included in cost of revenue which differs from Adjusted Gross Margin presented in our prospectus filed with the SEC pursuant to Rule 424(b) under the Securities Act on April 17, 2014. Adjusted Gross Margin for the prior year period has been recast to conform to our revised definition.

We define Adjusted Net Income as income (loss) from continuing operations adjusted for impairment, acquisition related amortization expense, loss (gain) on sale of business and assets, loss on extinguishment of debt, other, net, restructuring and other costs, litigation and taxes, including penalties, stock-based compensation, management fees, amortization of Expedia SMA incentive payments and tax impact of net income adjustments.

We define Adjusted EBITDA as Adjusted Net Income adjusted for depreciation and amortization of property and equipment, amortization of capitalized implementation costs, amortization of upfront incentive consideration, interest expense, and remaining (benefit) provision for income taxes. This Adjusted EBITDA metric differs from (i) the EBITDA metric referenced in the section entitled “—Liquidity and Capital Resources—Senior Secured Credit Facilities” in Part I, Item 2 of our Quarterly Report on Form 10-Q, which is calculated for the purposes of compliance with our debt covenants, and (ii) the Pre-VCP EBITDA and EBITDA metrics referenced in the section entitled “Compensation Discussion and Analysis” in our prospectus filed with the SEC pursuant to Rule 424(b) under the Securities Act on April 17, 2014, which are calculated for the purposes of our annual incentive compensation program and performance-based awards, respectively.

We define Adjusted Capital Expenditures as additions to property and equipment and capitalized implementation costs during the period presented.

We define Free Cash Flow as cash provided by operating activities less cash used in additions to property and equipment. We define Adjusted Free Cash Flow as Free Cash Flow plus the cash flow effect of restructuring and other costs, litigation settlement and tax payments for certain items, other litigation costs, management fees and the working capital impact from the Expedia SMA and the sale of TPN (see “Factors Affecting our Results and Comparability—Travelocity Restructuring” in Part I, Item 2 of our Quarterly Report on Form 10-Q).

Adjusted Gross Margin and Adjusted EBITDA are key metrics used by management and our board of directors to monitor our ongoing core operations because historical results have been significantly impacted by events that are unrelated to our core operations as a result of changes to our business and the regulatory environment. We believe that Adjusted Gross Margin, Adjusted Net Income, Adjusted EBITDA, Adjusted Capital Expenditures and Adjusted Free Cash Flow are used by investors, analysts and other interested parties as measures of financial performance and to evaluate our ability to service debt obligations, fund capital expenditures and meet working capital requirements. Adjusted Capital Expenditures includes cash flows used in investing activities, for property and equipment, and cash flows used in operating activities, for capitalized implementation costs. Our management uses this combined metric in making product investment decisions and determining development resource requirements. We also believe that Adjusted Gross Margin, Adjusted Net Income, Adjusted EBITDA and Adjusted Capital Expenditures assist investors in company-to-company and period-to-period comparisons by excluding differences caused by variations in capital structures (affecting interest expense), tax positions and the impact of depreciation and amortization expense. In addition, amounts derived from Adjusted EBITDA are a primary component of certain covenants under our senior secured credit facilities.

Adjusted Revenue, Adjusted Gross Margin, Adjusted Net Income, Adjusted EBITDA, Adjusted Capital Expenditures, Free Cash Flow, Adjusted Free Cash Flow and ratios based on these financial measures are not recognized terms under GAAP. Adjusted Gross Margin, Adjusted Net Income, Adjusted EBITDA, Adjusted Capital Expenditures, Adjusted Free Cash Flow and ratios based on these financial measures have important limitations as analytical tools, and should not be viewed in isolation and do not purport to be alternatives to net income as indicators of operating performance or cash flows from operating activities as measures of liquidity. Adjusted Gross Margin, Adjusted Net Income, Adjusted EBITDA, Adjusted Free Cash Flow and ratios based on these financial measures exclude some, but not all, items that affect net income or cash flows from operating activities and these measures may vary among companies. Our use of Adjusted Gross Margin, Adjusted Net Income, Adjusted EBITDA, and Adjusted Free Cash Flow has limitations as an analytical tool, and you should not consider them in isolation or as substitutes for analysis of our results as reported under GAAP. Some of these limitations are:

•	although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted Gross Margin and Adjusted EBITDA do not reflect cash requirements for such replacements;

•	Adjusted Net Income and Adjusted EBITDA do not reflect changes in, or cash requirements for, our working capital needs;

•	Adjusted EBITDA does not reflect the interest expense or the cash requirements necessary to service interest or principal payments on our indebtedness;

•	Adjusted EBITDA does not reflect tax payments that may represent a reduction in cash available to us;

•	Free Cash Flow and Adjusted Free Cash Flow do not reflect the cash requirements necessary to service the principal payments on our indebtedness;

•	Free Cash Flow and Adjusted Free Cash Flow do not reflect payments related to restructuring, litigation, management fees and Travelocity working capital which reduced the cash available to us;

•	Free Cash Flow and Adjusted Free Cash Flow remove the impact of accrual-basis accounting on asset accounts and non-debt liability accounts; and

other companies, including companies in our industry, may calculate Adjusted Revenue, Adjusted Net Income, Adjusted EBITDA, Free Cash Flow or Adjusted Free Cash Flow differently, which reduces its usefulness as a comparative measure.

Tabular Reconciliations for Non-GAAP Measures

Reconciliation of net income (loss) to Adjusted Net Income, Adjusted Net Income from Continuing Operations per Share, and to Adjusted EBITDA

(Amounts in thousands)	Three Months Ended March 31,
	2014	2013
Reconciliation of net income (loss) to Adjusted Net Income and to Adjusted EBITDA:
Net loss attributable to Sabre Corporation	$(2,843)	$(15,764)
Net loss from discontinued operations, net of tax	1,098	11,017
Net income attributable to noncontrolling interests (1)	746	584
Loss from continuing operations	(999)	(4,163)
Adjustments:
Acquisition related amortization expense(2a)	35,478	35,952
Loss on extinguishment of debt	2,980	12,181
Other, net (3)	887	(5,126)
Restructuring and other costs (4)	2,708	2,166
Litigation and taxes, including penalties (5)	5,152	14,638
Stock-based compensation	5,579	2,724
Management fees (6)	1,932	2,722
Amortization of Expedia SMA incentive payments	1,875	—
Tax impact of net income adjustments	(22,071)	(17,139)

Adjusted Net Income from continuing operations	$33,521	$43,955

Adjusted Net Income from continuing operations per share	$0.18	$0.24
Adjusted weigted-average shares outstanding for assumed inclusion of common stock equivalents	187,727	184,400
Adjusted Net Income from continuing operations	$33,521	$43,955
Adjustments:
Depreciation and amortization of property and equipment(2b)	41,581	33,347
Amortization of capitalized implementation costs (2c)	9,136	10,881
Amortization of upfront incentive consideration(7)	11,047	9,599
Interest expense, net	63,944	82,530
Remaining provision (benefit) for income taxes	24,488	12,191

Adjusted EBITDA	$183,717	$192,503

Reconciliation of Adjusted Revenue:

	Three Months Ended March 31,
(Amounts in thousands)	2014	2013
Revenue	$755,410	$759,344
Amortization of Expedia SMA incentive payments	1,875	—

Adjusted Revenue	$757,285	$759,344

Reconciliation of Adjusted Capital Expenditures:

	Three Months Ended March 31,
(Amounts in thousands)	2014	2013
Additions to property and equipment	$51,639	$52,701
Capitalized implementation costs	7,653	22,029

Adjusted capital expenditures	$59,292	$74,730

Reconciliation of Adjusted Free Cash Flow:

	Three Months Ended March 31,
(Amounts in thousands)	2014	2013
Cash provided by operating activities	$72,198	$92,383
Cash used in investing activities	(51,639)	(52,880)
Cash provided by (used in) financing activities	(28,602)	(26,067)

	Three Months Ended March 31,
	2014	2013
Cash provided by operating activities	$72,198	$92,383
Additions to property and equipment	(51,639)	(52,701)

Free Cash Flow	20,559	39,682
Adjustments:
Restructuring and other costs (4) (9)	11,862	2,166
Litigation settlement and tax payments for certain unsual items (5) (10)	4,706	3,869
Other litigation costs (5) (9)	4,428	612
Management fees (6) (9)	1,932	2,722
Travelocity working capital as impacted by the Expedia SMA and TPN(8)	24,466

Adjusted Free Cash Flow	$67,953	$49,051

Reconciliation of Adjusted Gross Margin and Adjusted EBITDA by Segment:

	Three Months Ended March 31, 2014
		Airline and
	Travel	Hospitality
	Network	Solutions	Travelocity	Eliminations	Corporate	Total
Operating income (loss)	$184,517	$26,462	$(28,563)	$—	$(115,628)	$66,788
Add back:
Selling, general and administrative	25,672	12,395	80,712	(109)	80,207	198,877
Cost of revenue adjustments:
Depreciation and amortization(2)	15,412	26,683	1,492		17,220	60,807
Restructuring and other costs (4)					1,216	1,216
Stock-based compensation					1,506	1,506
Litigation and taxes, including penalties(5)					606	606
Amortization of upfront incentive consideration(7)	11,047				—	11,047
Amortization of Expedia SMA incentive payments			1,875		—	1,875

Adjusted gross margin	236,648	65,540	55,517	(109)	(14,873)	342,722
Selling, general and administrative	(25,672)	(12,395)	(80,712)	109	(80,207)	(198,877)
Joint venture equity income	2,441				—	2,441
Joint venture intangible amortization(2a)	801				—	801
Selling, general and administrative adjustments:
Depreciation and amortization(2)	625	315			23,647	24,587
Restructuring and other costs (4)					1,492	1,492
Stock-based compensation					4,073	4,073
Litigation and taxes, including penalties(5)					4,546	4,546
Management fees(6)					1,932	1,932

Adjusted EBITDA	$214,843	$53,460	$(25,196)	$—	$(59,390)	$183,717

	Three Months Ended March 31, 2013
		Airline and
	Travel	Hospitality
	Network	Solutions	Travelocity	Eliminations	Corporate	Total
Operating income (loss)	$184,899	$22,655	$(15,913)	$—	$(113,913)	$77,728
Add back:
Selling, general and administrative	24,350	14,329	88,148	(213)	73,215	199,829
Cost of revenue adjustments:
Depreciation and amortization(2)	11,809	17,969	5,657		17,077	52,512
Restructuring and other costs (4)					591	591
Stock-based compensation					458	458
Litigation and taxes, including penalties(5)					11,848	11,848
Amortization of upfront incentive consideration(7)	9,599				—	9,599

Adjusted gross margin	230,657	54,953	77,892	(213)	(10,724)	352,565
Selling, general and administrative	(24,350)	(14,329)	(88,148)	213	(73,215)	(199,829)
Joint venture equity income	2,746				—	2,746
Joint venture intangible amortization(2a)	801				—	801
Selling, general and administrative adjustments:
Depreciation and amortization(2)	449	246	1,311		24,861	26,867
Restructuring and other costs (4)					1,575	1,575
Stock-based compensation					2,266	2,266
Litigation and taxes, including penalties(5)					2,790	2,790
Management fees(6)					2,722	2,722

Adjusted EBITDA	$210,303	$40,870	$(8,945)	$—	$(49,725)	$192,503

Non-GAAP Footnotes:

(1)	Net income attributable to non-controlling interests represents an adjustment to include earnings allocated to non-controlling interest held in Sabre Travel Network Middle East of 40% for all periods presented.
(2)	Depreciation and amortization expenses:
a.	Acquisition related amortization represents amortization of intangible assets from the take-private transaction in 2007 as well as intangibles associated with acquisitions since that date and amortization of the excess basis in our underlying equity in joint ventures.
b.	Depreciation and amortization of property and equipment represents depreciation of property and equipment, including software developed for internal use.
c.	Amortization of capitalized implementation costs represents amortization of upfront costs to implement new customer contracts under our SaaS and hosted revenue model.
(3)	Other, net primarily represents foreign exchange gains and losses related to the remeasurement of foreign currency denominated balances included in our consolidated balance sheets into the relevant functional currency.
(4)	Restructuring and other costs represents charges associated with business restructuring and associated changes implemented which resulted in severance benefits related to employee terminations, integration and facility opening or closing costs and other business reorganization costs.
(5)	Represents charges or settlements associated with airline antitrust litigation as well as payments or reserves taken in relation to certain retroactive hotel occupancy and excise tax disputes.
(6)	We have been paying an annual management fee to TPG Global, LLC (“TPG”) and Silver Lake Management Company (“Silver Lake”) in an amount between (i) $5 million and (ii) $7 million, the actual amount of which is calculated based upon 1% of Adjusted EBITDA, as defined in the MSA, earned by the company in such fiscal year up to a maximum of $7 million. In addition, the MSA provides for the reimbursement of certain costs incurred by TPG and Silver Lake, which are included in this line item. The MSA was terminated in connection with our initial public offering.
(7)	Our Travel Network business at times provides upfront incentive consideration to travel agency subscribers at the inception or modification of a service contract, which are capitalized and amortized to cost of revenue over an average expected life of the service contract, generally over three to five years. Such consideration is made with the objective of increasing the number of clients or to ensure or improve customer loyalty. Such service contract terms are established such that the supplier and other fees generated over the life of the contract will exceed the cost of the incentive consideration provided upfront. Such service contracts with travel agency subscribers require that the customer commit to achieving certain economic objectives and generally have terms requiring repayment of the upfront incentive consideration if those objectives are not met.
(8)	Represents the impact of the Expedia SMA and TPN on working capital for the three months ended March 31, 2014, which is primarily attributable to the migration of bookings from our technology platform to Expedia’s platform and wind down activities associated with TPN (see “Factors Affecting our Results and Comparability—Travelocity Restructuring” included in Part I, Item 2 of our Quarterly Report on Form 10-Q).
(9)	The adjustments to reconcile cash provided by operating activities to Adjusted Free Cash Flow reflect the amounts expensed in our statements of operations in the respective periods adjusted for cash and non-cash portions in instances where material.
(10)	Includes payment credits totaling $5 million and $4 million used by American Airlines to pay for purchases of our technology services during the three months ended March 31, 2014 and 2013, respectively. The payment credits were provided by us as part of our litigation settlement with American Airlines.